Exhibit 99.1

5300 Town and Country Blvd., Suite 500 Frisco, Texas 75034 Telephone: (972) 668-8834 Contact: Gary H. Guyton Director of Planning and Investor Relations Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES TENDER OFFERS FOR OUTSTANDING SECURED NOTES

FRISCO, TEXAS, April 2, 2018 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced today that it is commencing tender offers (the "Tender Offers") with respect to any and all of its outstanding Senior Secured Toggle Notes due 2020 (CUSIP: 205768AP9) (the "First Lien Notes"), 7 3⁄4% Convertible Secured PIK Notes due 2019 (CUSIP: 205768 AM6) (the "2019 Notes") and 9 1⁄2% Convertible Secured PIK Notes due 2020 (CUSIP: 205768 AN4) (the "2020 Notes", and together with the 2019 Notes, the "Convertible Notes")).

The total consideration to be received by holders who tender their Convertible Notes and are accepted for purchase is set forth below:

Summary of Consideration for Tendering Holders
			Per $1,000 Principal Amount
CUSIP Nos.	Outstanding Principal Amount	Title of Security	Number of Conversion Shares	Value of Conversion Shares(1)	Cash Consideration	Total Tender Offer and Conversion Agreement Consideration(1)
205768 AM6	$295,464,697	7 3⁄4% Convertible Secured PIK Notes due 2019	87	$652.50	$347.50	$1,000.00
205768 AN4	$187,062,044	9 1⁄2% Convertible Secured PIK Notes due 2020	100	$750.00	$250.00	$1,000.00

(1) Based on a conversion price of $7.50.

All accrued and unpaid interest on Convertible Notes accepted in the Tender Offer for the Convertible Notes (the "Accepted Notes"), if any, up to, but not including, the Convertible Notes Settlement Date, will be added to the principal amount of the Accepted Notes ("Additional Notes"). Additional Notes will be treated as if tendered in connection with the Tender Offer for the Convertible Notes and will be entitled to receive the same consideration as the Accepted Notes.

In conjunction with the Tender Offer for the Convertible Notes, Comstock is soliciting consents from holders of the Convertible Notes to certain proposed amendments (the "Proposed Convertible Amendments") to the respective indentures (the "Indentures") governing the Convertible Notes. The Proposed Convertible Amendments would amend the Indentures of the Convertible Notes to change certain of the conversion features of the Convertible Notes as follows: (i) to change the Threshold Price (as defined in the Indentures) to the greater of $7.50 and the numerical average of the Daily VWAPs (as defined in the Indentures) of the Shares over the 15 consecutive Trading Days (as defined in the Indentures) immediately preceding the Convertible Notes Expiration Date (such greater price, the "Amended Threshold Price"); (ii) to change the Conversion Rate (as defined in the Indentures) to an amount of Shares per $1,000 principal amount equal to the greater of (x) 87 (in the case of the 2019 Notes) or 100 (in the case of the 2020 Notes) and (y) $1,000 divided by the Amended Threshold Price (the "Amended Conversion Rate"); and (iii) to eliminate the Daily VWAP condition to conversion and to provide for a Mandatory Conversion Event requiring the conversion of all Convertible Notes (other than those accepted pursuant to the Tender Offer and other than Convertible Notes called for redemption prior to the date of conversion) into Shares to occur on the Convertible Notes Settlement Date at the Amended Conversion Rate. The Proposed Convertible Amendments will also amend the redemption provisions of the Convertible Notes to allow the Company to redeem the Convertible Notes upon not less than three Business Days prior written notice (as compared the 30-day notice period required under the existing Indentures).

Delivery of consents to the Proposed Convertible Amendments by holders of at least a majority of the aggregate principal amount of the outstanding Convertible Notes (excluding Convertible Notes owned by the Company or any of its affiliates) is required for the adoption of the Proposed Convertible Amendments.

The Company intends to redeem, at par, a sufficient portion of (1) the 2019 Notes that are outstanding after the Tender Offer and prior to the mandatory conversion that would result in the Holders not participating in the Tender Offer for the Convertible Notes receiving, for each $1,000 principal amount of 2019 Notes to be mandatorily converted or so redeemed, 87 Shares and an amount of cash (if any) equal to $1,000 less (87 times the Amended Threshold Price) and (2) the 2020 Notes that are outstanding after the Tender Offer and prior to the mandatory conversion that would result in the Holders not participating in the Tender Offer for the Convertible Notes receiving, for each $1,000 principal amount of 2020 Notes to be mandatorily converted or so redeemed, 100 Shares and an amount of cash (if any) equal to $1,000 less (100 times the Amended Threshold Price).  Any 2020 Notes that are redeemed will be redeemed effective on June 15, 2018.

As a result, if a holder does not validly tender its Convertible Notes prior to the Convertible Notes Withdrawal Time the Proposed Convertible Amendments are adopted, such holder would receive the number of Shares and amount of cash (if any) set forth below (based on the example Amended Threshold Prices set forth below):

	Summary of Consideration for Non- Tendering Holders
	Per $1,000 Principal Amount
Title of Security	Number of Shares	Cash Redemption Amount based on Amended Threshold Price of:
		$7.50	$8.75	$10.00	$11.50
2019 Notes	87	$347.50	$238.75	$130.00	$0.00
2020 Notes	100	$250.00	$125.00	$0.00	$0.00

The Tender Offer for the Convertible Notes will expire at 11:59 p.m., New York City time, on April 27, 2018 (the "Convertible Notes Expiration Date"). Withdrawal rights in the Convertible Notes Tender Offer will also expire at 11:59 p.m., New York City time, on April 27, 2018 (the "Convertible Notes Withdrawal Time"). The Settlement Date with respect to the Convertible Notes Tender Offer is expected to be on or prior to the fifth business day after the expiration (the "Convertible Notes Settlement Date").

Separate from the Proposed Convertible Amendments, on April 2, 2018, the Company gave notice to the holders that the Company increased the Conversion Rate for the 2019 Notes to 99.71 Shares per $1,000 principal amount of Notes.  This increase, along with the corresponding decrease of the Threshold Price to $10.03 (the "Reduced Threshold Price"), will go into effect on April 17, 2018 and will remain in effect for 20 days.  If the Proposed Convertible Amendments become effective, they will override the Reduced Threshold Price.

The Company also commenced a Tender Offer to purchase for cash any and all of the First Lien Notes. Holders who tender their First Lien Notes prior to 5:00 p.m., New York City time on April 13, 2018 (the "Early Tender Date") will receive $1,052.50 in cash per $1,000 principal amount of First Lien Notes tendered. Holders who tender their First Lien Notes after the Early Tender Date but prior to April 27, 2018 (the "First Lien Notes Expiration Date") will receive $1,002.50 in cash per $1,000 principal amount of First Lien Notes tendered. Withdrawal rights will also expire at 5:00 p.m., New York City time on April 13, 2018. The Settlement Date with respect to the First Lien Notes Tender Offer is expected to be on or prior to the fifth business day after the expiration (the "First Lien Notes Settlement Date").  Accrued and unpaid interest on the First Lien Notes from the last interest payment date, if any, up to but not including, the First Lien Notes Settlement Date, will be paid in cash.

In conjunction with the Tender Offer for the First Lien Notes, Comstock is soliciting consents from the holders of the First Lien Notes to certain proposed amendments (the "Proposed First Lien Amendments") to the Indenture governing the First Lien Notes. The Proposed First Lien Amendments would release the collateral, amend the redemption provisions of the First Lien Indenture and eliminate most of the covenants and certain events of default applicable to the First Lien Notes. Delivery of consents to the Proposed First Lien Amendments by holders of at least a majority of the aggregate principal amount of the outstanding First Lien Notes or, in the case of the collateral release only, 2/3 of such First Lien Notes, (excluding Notes held by the Company or its affiliates) is required for adoption of the Proposed First Lien Amendments.

In connection with, and as a condition to, the completion of each of the Tender Offers and the related consent solicitations, the Company intends to (i) issue 10 million shares of common stock at a price of $7.50 per share in a privately negotiated transaction, (ii) sell certain assets in a privately negotiated transaction for an aggregate purchase price of approximately $125 million, (iii) enter into a new $300 million revolving bank credit facility, and (iv) issue approximately $600 million in aggregate principal amount of new senior unsecured notes. The Tender Offers are subject to the satisfaction or waiver by the Company of the closing of each of the foregoing transactions.

This announcement shall not constitute an offer to purchase or a solicitation of an offer to sell any security. The complete terms and conditions of the Tender Offers and the related consent solicitations are set forth in each of the Offers to Purchase and Consent Solicitation Statements, dated April 2, 2018, and the related Letters of Transmittal (the "Tender Offer Documents") that are being sent to holders of the Notes. The Tender Offers and the related consent solicitations are being made only through, and subject to the terms and conditions set forth in, the applicable Tender Offer Documents and related materials.

Comstock has retained BofA Merrill Lynch and Deutsche Bank Securities to act as Dealer Managers and Solicitation Agents for the Convertible Notes Tender Offer and Consent Solicitation. Comstock has also retained BofA Merrill Lynch to act as Dealer Manager and Solicitation Agent for the Tender Offer and Consent Solicitation for the First Lien Notes. D.F. King & Co., Inc. has been retained to serve as the Depositary and Information Agent for the Tender Offers and Consent Solicitations. Questions regarding the Tender Offers and the related consent solicitations may be directed to BofA Merrill Lynch at (888) 292-0070 (toll-free) or at (980) 388-4813 (collect). Requests for the Tender Offer Documents may be directed to D.F. King & Co., by phone at (877) 732-3619 (toll-free) or (212) 269-5550 (collect) or by email at crk@dfking.com.

None of Comstock, its board of directors, the trustee and the collateral agent for the Notes, the Depositary and Information Agent, the Dealer Managers and the Solicitation Agents or any of their respective affiliates makes any recommendation as to whether holders should tender, or refrain from tendering, all or any portion of the principal amount of their Notes pursuant to the Tender Offers.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.